Exhibit 10.2
SECOND AMENDMENT TO
SOMANETICS CORPORATION
2005 STOCK INCENTIVE PLAN
     WHEREAS, SOMANETICS CORPORATION, a Michigan corporation (the “Company”), has previously adopted the Somanetics Corporation 2005 Stock Incentive Plan (the “Plan”);
     WHEREAS, pursuant to Section 4.2 of the Plan, the Company’s Board of Directors has retained right to amend the Plan; and
     WHEREAS, the Company’s Board of Directors now desires to amend the Plan.
     NOW THEREFORE IN CONSIDERATION of the premises and by resolution of the Company’s Board of Directors, the Plan is hereby amended as follows:
1.	Section 1.5(a) of the Plan is amended to read as follows:
     “(a) Subject to adjustment as provided in Section 4.7, the number of Common Shares that shall be available for awards under this Plan shall be 1,800,000.”
2.	The first sentence of Section 1.3 of the Plan is amended to read as follows:

“The Plan shall be administered by the Committee; provided that any awards under this Plan to non-employee directors will be administered by a committee of the Board comprised solely of independent directors as defined by Nasdaq listing standards.”

3.	Section 3.2(b) of the Plan is amended by adding the following to the end of Section 3.2(b):

“; provided that, subject to the provisions of this Plan, Stock Awards issued with performance-based vesting shall vest over a minimum of one year; Stock Awards issued with time-based vesting shall vest over a minimum of three years; and the Committee will not have discretionary authority to waive these vesting periods, except in the event of disability, death, Change in Control, retirement or termination without cause.”
Dated: January 20, 2010